Company Contact:
Steven M. Klein
Chief Financial Officer
Tel: (732) 499-7200 ext. 2510
NORTHFIELD BANCORP, INC.
POSTPONES STOCK OFFERING
Avenel, New Jersey, September 30, 2010 — Northfield Bancorp, Inc. (NasdaqGS: NFBK-News), a federal corporation and the stock holding company for Northfield Bank, announced today that Northfield Bancorp, Inc., the recently formed Delaware corporation and proposed new holding company for Northfield Bank, has postponed its stock offering in connection with the second-step conversion of Northfield Bancorp, MHC due to current unfavorable market conditions.
John W. Alexander, Chairman and Chief Executive Officer commented: “Since we began our offering earlier this year, market conditions for financial stocks, including second-step conversions, have weakened substantially, resulting in lower appraisal levels and decreased investor demand. Our Board of Directors continues to believe that the stock holding company structure will best position Northfield to execute its long-term business strategy, and will continue to evaluate market conditions for second-step conversions in the future.”
Mr. Alexander continued: “Northfield Bancorp, Inc. and Northfield Bank remain very well capitalized and the postponement of the offering should not affect the execution of our current business plan.”
In accordance with regulatory requirements, all persons who submitted orders in the subscription and community offerings will have their subscriptions cancelled and funds returned with interest or deposit holds released.
Northfield Bancorp, Inc. also announced that the members of Northfield Bancorp, MHC had approved the Plan of Conversion and Reorganization.
About Northfield Bancorp, Inc.
Northfield Bancorp, Inc. is the holding company for Northfield Bank. Northfield Bank was founded in 1887 and operates 19 full service banking offices in Staten Island, New York, Brooklyn, New York and Middlesex and Union counties, New Jersey. For more information about Northfield, please visit www.eNorthfield.com.
This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Northfield Bancorp, Inc. and its subsidiaries are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.
The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.